UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 22, 2010

SABRA HEALTH CARE REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34950	27-2560479
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18500 Von Karman, Suite 550 Irvine, CA	92612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (888) 393-8248

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Material Compensatory Plans, Contracts or Arrangements with Executive Officers

At a meeting on November 22, 2010, the Compensation Committee of the Board of Directors of Sabra Health Care REIT, Inc. (the “Company”) approved employment agreements between the Company and each of Richard K. Matros, Chairman of the Board, Chief Executive Officer and President of the Company; Harold W. Andrews, Jr., Executive Vice President, Chief Financial Officer and Secretary of the Company; and Talya Nevo-Hacohen, Executive Vice President, Chief Investment Officer and Treasurer of the Company. The employment agreements provide for an initial annual base salary to the executive ($700,000 for Mr. Matros and $325,000 for each of Mr. Andrews and Ms. Nevo-Hacohen) that is subject to annual merit increases and an annual incentive bonus pursuant to the Company’s Executive Bonus Plan. Each employment agreement also provides that the executive is entitled to participate in the Company’s usual benefit programs for its senior executives, to accrue paid time off in accordance with the Company’s policy for senior executive officers and to be reimbursed for the executive’s business expenses.

In the event that the employment of Messrs. Matros or Andrews or Ms. Nevo-Hacohen is terminated by the Company without “good cause” or by the executive for “good reason” (as those terms are defined in each employment agreement), the executive will be entitled to a lump sum cash severance payment equal to his or her annual base salary then in effect multiplied by a severance multiplier (equal to 2.25 for Mr. Matros and 1.5 for each of Mr. Andrews and Ms. Nevo-Hacohen), any accrued and unpaid bonus for any prior fiscal year and a prorated bonus payment for the year in which the termination occurs. Each executive and his or her family members will also be entitled to continued coverage under the Company’s health plans or, at the executive’s option, a monthly cash payment equal to the applicable COBRA premium for such continued coverage, in each case for the period specified in the employment agreement (up to 24 months for Mr. Matros and up to 18 months for each of Mr. Andrews and Ms. Nevo-Hacohen, except that if such termination occurs on or within two years following a change in control of the Company, the period will be up to 24 months following the date of termination). In the event the executive’s employment is terminated by the Company without good cause or by the executive for good reason on or within two years following a change in control of the Company, the executive will be entitled to a lump sum cash severance payment equal to his or her annual base salary plus target bonus for the current year multiplied by a severance multiplier of two, any accrued and unpaid bonus for any prior fiscal year and a prorated target bonus payment for the year in which the termination occurs (which would be calculated assuming the Company achieves 100% of the financial performance target(s) applicable to the bonus for such fiscal year). The right of Messrs. Matros or Andrews or Ms. Nevo-Hacohen to receive severance payments pursuant to his or her employment agreement is conditioned upon the executive’s execution and delivery of (and not revoking) a general release in favor of the Company. In addition, if any payments under the executive’s employment agreement trigger the excise tax imposed by Section 4999 of the Internal Revenue Code, payments to the executive will be reduced as provided in the agreement to a level that does not trigger the excise tax if the total after tax-benefit of such reduction exceeds the total after tax-benefit if such reduction is not made.

The employment agreements with Messrs. Matros and Andrews and Ms. Nevo-Hacohen include the executive’s agreement that he or she will not disclose any confidential information of the Company at any time during or after employment with the Company. In addition, each executive has agreed that, for a period of two years following a termination of employment with the Company, he or she will not solicit the Company’s employees or customers or materially interfere with any of the Company’s business relationships.

The term of each employment agreement renews for a new three-year term on each anniversary of the November 22, 2010 effective date; provided, however, that if either party to the agreement provides 60 days notice prior to the anniversary of the effective date of the agreement, the agreement will terminate on the anniversary of the effective date occurring in the second year following the year in which such notice was provided. Unless earlier terminated, each employment agreement will expire on November 22, 2020.

The employment agreements are filed as Exhibits 10.1, 10.2 and 10.3 to this Form 8-K and are incorporated herein by this reference. This description of the material terms of each employment agreement is qualified in its entirety by reference to the applicable exhibit.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement, dated November 22, 2010, by and between Richard K. Matros and Sabra Health Care REIT, Inc.

10.2	Employment Agreement, dated November 22, 2010, by and between Harold W. Andrews, Jr. and Sabra Health Care REIT, Inc.

10.3	Employment Agreement, dated November 22, 2010, by and between Talya Nevo-Hacohen and Sabra Health Care REIT, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SABRA HEALTH CARE REIT, INC.

/S/ RICHARD K. MATROS
Name: Richard K. Matros
Title: Chief Executive Officer and President

Dated: November 24, 2010

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated November 22, 2010, by and between Richard K. Matros and Sabra Health Care REIT, Inc.

10.2	Employment Agreement, dated November 22, 2010, by and between Harold W. Andrews, Jr. and Sabra Health Care REIT, Inc.

10.3	Employment Agreement, dated November 22, 2010, by and between Talya Nevo-Hacohen and Sabra Health Care REIT, Inc.